UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1 SEC File #

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Element92 Resources Corporation (Exact name of registrant as specified in its charter)

Wyoming	10949905	20-8531222
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	No.)

2510 Warren Avenue Cheyenne, Wyoming, 82001 Telephone 518-638-8192

(Address and telephone number off principal executive offices and principal place of business)

2510 Warren Avenue Cheyenne, Wyoming, 82001 Telephone 518-638-8192 (Name and Address of Agent for Service)

Copies to: Christopher Dieterich Dieterich & Mazarei, LP 11300 West Olympic Blvd., Suite 800 Los Angeles, California 90064

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	[ ]
Accelerated filer	[ ]
Non-accelerated filer	[ ]
Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF EACH CLASS OF	AMOUNT TO BE	MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO BE REGISTERED	REGISTERED	OFFERING PRICE	AGGREGATE	REGISTRATION
		PER SHARE (1)	OFFERING PRICE	FEE (2)

Common Stock Par Value $0.001	4,552,000	$0.10	$455,200	$17.89

(1)	Based on the last sale price.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the

Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated __________ , 2008

PROSPECTUS ELEMENT92 RESOURCES CORP. 4,552,000 SHARES COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

Our common stock is presently not traded on any market or securities exchange.

___________

The purchase of the securities offered through this prospectus involves a high degree of risk. See Section Entitled “Risk Factors” on pages 8-18.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell their shares at $0.10 per share until the Company’s shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot ensure that the shares will be quoted on the OTC Bulletin Board.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_____________

The Date of This Prospectus Is: _____________, 2008

SUMMARY

Prospectus Summary This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. Except as otherwise specifically noted, all references in this prospectus to the “Company,” “we,” “us” and “our” refer to Element92 Resources Corporation, a Wyoming corporation.

Summary Information about Element92 Resources Corp. We were incorporated in the State of Wyoming as a for-profit company on September 1, 2005 and established a fiscal year at the end of March 31. Element92 Resources was originally incorporated under the laws of the State of Wyoming as Ace Lock & Security. On March 5, 2007, we filed a Certificate of Amendment with the Wyoming Secretary of State changing our name to Element92 Resources Corp. and increasing our authorized capital to 100,000,000 common shares. Element92 Resources Corp. ("E92R" or the “Company”) is a start-up, exploration stage company engaged in the search for commercially viable minerals. E92R has optioned 14 mineral claims in the Province of Quebec, Canada. We have no property other than an option to acquire the claims. There is no assurance that a commercially viable mineral deposit, a reserve, exists on our claims or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. E92R will proceed only if minerals are found and their extraction be deemed economically feasible. As of the date of this prospectus, we have spent no funds on research and exploration of the claims.

Our plan is to initiate the exploration phase of our business plan. Our business office is located at 2510 Warren Avenue, Cheyenne, Wyoming, 82001. Our fiscal year end is March 31. As of March 31, 2008, E92R had raised $78,200 through the sale of common stock. There is $40,000 of cash on hand and in the corporate bank account. E92R currently has outstanding liabilities of $14,150 for expenses accrued during the start-up of the corporation and $20,000 payable to the optionor of the 14 mineral claims noted in the previous paragraph, due by April 1, 2009 (Summary Information about Element92 Resources Corp.). As of the date of this prospectus, we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of E92R filed with this prospectus.

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

The Offering:

Securities Being Offered Up to 4,552,000 shares of common stock.

Offering Price The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot ensure that our shares will be quoted on the OTC Bulletin Board. We determined this offering price based upon the price of the last sale of our common stock to investors.

Terms of the Offering The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering The offering will conclude when all 4,552,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued and to be Issued 7,552,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Private Placement

On March 20, 2007, we initiated a private placement offering of an aggregate of up to 1,000,000 common shares, of which, 782,000 common shares were purchased at a price of $0.10 per share. The offering raised net proceeds to the Company of $78,200. No legal, accounting, consulting or finders fees relating to the offering were paid.

Summary Financial Information

Balance Sheet
	March 31, 2008	March 31, 2007
	(audited)	(unaudited)
Cash	$56,013	$150.00
Total Assets	$56,013	$150.00
Liabilities	$14,150	$2,150.00
Total Stockholders’ Equity	$53,863	$2,833.00

Statement of Operations	From Incorporation on

	September 1, 2005 to March 31, 2008
	(unaudited)

Revenue	$0
Net Loss and Deficit	$106,837

RISK FACTORS

An investment in our common stock involves a number of risks. These risks include those described in this confidential private placement memorandum and others we have not anticipated or discussed. Before you purchase the Securities you should carefully consider the information about risks identified below, as well as the information about risks stated in other parts of this memorandum and in our filings with the Commission that we have incorporated by reference in this memorandum. Any of the risks discussed below or elsewhere in this memorandum or in our Commission filings, and other risks we have not anticipated or discussed, could have a material impact on our business, results of operations, and financial condition. As a result, they could have an impact on our ability to pay any amounts due with respect to the Securities, or our stock price.

Prior to investing in the shares, and assuming an aftermarket of these shares develops, an investor should consider carefully the following risks and highly speculative factors, which may affect our business. In analyzing this registration, prospective investors should carefully read and consider, among other factors, the following:

Risks Related to Our Business

Investment in our common stock involves very significant risks.

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of the Company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following known material risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

We will require additional financing in order to commence and sustain exploration.

We will require significant additional financing in order to maintain an exploration program and an assessment of any commercial viability of our mineral properties. As our mineral properties do not contain any reserves or any known body of economic mineralization, we may not discover commercially exploitable quantities of ore on our mineral properties that would enable us to enter into commercial production, achieve revenues, and recover the money we spend on exploration. Exploration activities on our mineral properties may not be commercially successful, which could lead us to abandon our plans to develop the property and its investments in exploration. Additionally, future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of uranium. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations.

We have not begun the initial stages of exploration of our claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully.

We are a new entrant into the uranium minerals exploration and development industry without a profitable operating history. We were incorporated on September 1, 2005 and to date, have been involved primarily in organizational activities and obtaining our claims. As a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance. We have not earned any revenues and we have never achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

We have received a going concern opinion from our independent auditors report accompanying our March 31, 2007 and March 31, 2008 financial statements.

The independent auditor's report accompanying our March 31, 2007 and March 31, 2008 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that the Company will continue as a ‘going concern,’” which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business. Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business will be materially and adversely affected and our shareholders will lose their entire investment.

We plan to acquire additional mineral exploration properties, which may create substantial risks.

As part of our growth strategy, we intend to acquire additional minerals exploration properties. Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce revenues at anticipated levels, or failure to develop such prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

If we do not find a joint venture partner for the continued development of our claims, we may not be able to advance exploration work.

If the initial results of an exploration program are successful, we may try to enter a joint venture agreement with a partner for further exploration and possible production of our claims. We would face competition from other junior mineral resource exploration companies who have properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we enter into a joint venture agreement, we would likely assign a percentage of our interest in the claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you will lose your entire investment in this offering.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

Exploration for minerals is a speculative venture necessarily involving substantial risk. We can provide investors with no assurance that our claims contain commercially exploitable reserves. The exploration work that we intend to conduct on the claims may not result in the discovery of commercial quantities of uranium or other minerals. Problems such as unusual and unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and you would lose your entire investment in this offering.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

The potential profitability of mining uranium properties if economic quantities of Uranium are found is dependent upon many factors and risks beyond our control, including, but not limited to:

  unanticipated ground and water conditions and adverse claims to water rights;
  geological problems;
  metallurgical and other processing problems;
  the occurrence of unusual weather or operating conditions and other force majeure events;
  lower than expected ore grades;
  accidents;
  delays in the receipt of or failure to receive necessary government permits;
  delays in transportation;
  labor disputes;
  government permit restrictions and regulation restrictions;
  unavailability of materials and equipment; and
  the failure of equipment or processes to operate in accordance with specifications or expectations

The risks associated with exploration and development and, if applicable, mining as described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. We are not currently engaged in mining operations because we are in the exploration phase and have not yet any proved uranium reserves. We do not presently carry property or liability insurance nor do we expect to get such insurance for the foreseeable future. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

Because access to our claims is sometimes restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

Access to the claims may be restricted to the period between March and November of each year due to snow in the area. As a result, any attempts to visit, test, or explore the property may be limited to these months of the year when weather permits such activities. These limitations can result in delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our inability to meet deadlines for exploration expenditures as. This could cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

The uranium exploration and mining industry is highly competitive and there is no assurance that we will be successful in acquiring additional claims or leases.

The uranium exploration and mining industry is intensely competitive and we compete with other companies that have greater resources. Many of these companies not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive uranium properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low uranium market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover productive prospects in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing uranium properties.

The marketability of natural resources will be affected by numerous factors beyond our control.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in commodity pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of uranium and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Uranium mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated.

Uranium minerals exploration and development and mining activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.

If economic quantities of uranium are found on any lease owned by the Company in sufficient quantities to warrant uranium mining operations, such mining operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date, we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Our ability to function as an operating mining company is dependent on our ability to mine our properties at a profit.

Our ability to operate on a positive cash flow basis is dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties.

Because we have limited capital, inherent mining risks pose a significant threat to us.

Because we are small with limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature. Such risks could result in damage to or destruction of any infrastructure or production facilities we may develop, as well as to adjacent properties, personal injury, environmental damage and delays, causing monetary losses and possible legal liability.

More stringent federal, provincial or state regulations could adversely affect our business.

If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. Although we believe our properties comply in all material respects with all relevant permits, licenses, and regulations pertaining to worker health and safety, as well as those pertaining to the environment and radioactive materials, the historical trend toward stricter environmental regulation may continue.

The volatility of uranium prices makes our business uncertain.

The volatility of uranium prices makes long-range planning uncertain and raising capital difficult. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, political and economic conditions, and legislation and production and costs of production of our competitors.

The only market for uranium is nuclear power plants, and there are only a few customers.

We are dependent on a small number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly-produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

The attractiveness of uranium as an alternative fuel to generate electricity is to some degree, dependent on the prices of oil, gas, coal and hydro-electricity and the possibility of developing other low cost sources for energy.

Public acceptance of nuclear energy is uncertain.

Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and increase the regulation of the nuclear power industry.

Our inability to obtain insurance would threaten our ability to continue in business.

We currently do not have liability and property damage insurance. It should be noted that if we decide to obtain such insurance, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could be forced to discontinue business.

If we cannot add reserves to replace future production, we would not be able to remain in business.

Our future uranium production, cash flow and income are dependent upon our ability to mine our current properties and acquire and develop additional reserves. There can be no assurance that our properties will be placed into production or that we will be able to continue to find and develop or acquire additional reserves.

Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

There is global competition for uranium properties, capital, customers and the employment and retention or qualified personnel. In the production and marketing of uranium, there are about 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union.

Uranium mineral exploration, development and mining are subject to environmental regulations which may prevent or delay the commencement or continuance of our operations.

Uranium minerals exploration and development and future potential uranium mining operations are or will be subject to stringent federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Our operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential uranium mining operations and current exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Uranium mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future.

While we believe that our operations comply, in all material respects, with all applicable environmental regulations, we are not currently fully insured against possible environmental risks.

Any change to government regulation or administrative practices may have a negative impact on our ability to operate and potential profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

We may be unable to retain key employees or consultants or recruit additional qualified personnel.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Further, we do not have key man life insurance on any of our employees. We may not have the financial resources to hire a replacement if any of our officers were to die. The loss of service of any of these employees could therefore significantly and adversely affect our operations.

Our officers and directors may be subject to conflicts of interest.

Each of our executive officers and directors serves only on a part time basis. Each devotes part of his working time to other business endeavors, including consulting relationships with other corporate entities, and has responsibilities to these other entities. Such conflicts could include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the Company. Because of these relationships, our officers and directors may be subject to conflicts of interest. Wyoming law, our articles of incorporation and our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Common Stock

We are not listed or quoted on any exchange and we may never obtain such a listing or quotation.

Therefore, there may never be a market for stock and stock held by our shareholders may have little or no value.

There is presently no public market in our shares. While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities, we cannot guarantee that such sponsorship will be approved and our stock listed and quoted for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, and it may prove impossible to sell your shares.

Even if we obtain a listing on an exchange and a market for our shares develops, sales of a substantial number of shares of our common stock into the public market by certain stockholders may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

The trading price of our common stock in a public market may fluctuate significantly and stockholders may have difficulty reselling their shares.

Additional issuances of equity securities may result in dilution to our existing stockholders. Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock.

Our common stock is subject to the "penny stock" rules of the SEC.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Because our stock is not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small Cap Market and because there is no current established market price, the common stock is classified as a "penny stock.” The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

1.	That a broker or dealer approve a person's account for transactions in penny stocks; and

2.	The broker or dealer receive, from the investor, a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

3.	In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

	a.	Obtain financial information and investment experience objectives of the person; and

	b.	Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which:

  Sets forth the basis on which the broker or dealer made the suitability determination; and
  That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks must be sent.

A majority of our directors and officers reside outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Investing in our Common Stock will provide you with an equity ownership in a uranium resource company. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.

The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, achieved, or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

90.1% of our shares of Common Stock are controlled by Principal Stockholders and Management.

90.1% of our Common Stock is controlled by four stockholders of record. This figure includes stock controlled by our directors and officers who are the beneficial owners of about 25.8% of our Common Stock. This does not include, with respect to both groups, an additional 500,000 restricted common shares that will be issued on or before April 30, 2009 as part of our agreement to acquire 14 mineral claims. Such ownership by the Company's principal shareholders, executive officers and directors may have the effect of delaying, deferring, preventing or facilitating a sale of the Company or a business combination with a third party.

Even taking into account the limitations of Rule 144, the future sales of restricted shares could have a depressive effect on the market price of the Company’s securities in any market, which may develop.

The 7,552,000 shares of Common Stock presently issued and outstanding, as of the date hereof, are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”) and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person, who has not been an affiliate of the issuer for the past 90 days and has held restricted securities for six months of an issuer that has been reporting for a period of at least 90 days, may sell those securities so long as the Company is current in its reporting obligations. After one year, non-affiliates are permitted to sell their restricted securities freely without being subject to any other Rule 144 condition. Sales of restricted shares by our affiliates who have held the shares for six months are limited to an amount equal to one percent (1%) of the Company’s outstanding Common stock that may be sold in any three-month period. After the shares registered herein are freely traded, unregistered holders of the restricted shares may each sell approximately 75,552 shares during any ninety (90) day period after the registration statement becomes effective. Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) or of Rule 15c2-11 thereunder. Sales under Rule 144 or pursuant to a Registration Statement may have a depressive effect on the market price of our securities in any market, which may develop for such shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The Company has 7,552,000 shares of Common Stock outstanding as of June 20, 2008, of which 4,552,000 are transferable under this Prospectus. The availability for sale of such a large number of shares may depress the market price for our Common Stock and impair our ability to raise additional capital through the public sale of Common Stock. The Company has no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of the

Company's Common Stock of the sale by them of their shares. A decline in the future price of our common stock could affect our ability to raise further working capital and adversely impact our operations

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As discussed in Note 1 to the financial statements, we were incorporated on September 1, 2005 and we do not have a history of earnings. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

FORWARD-LOOKING STATEMENTS

Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

This prospectus contains forward-looking statements as that term is used in federal securities laws, about our financial condition, results of operations and business that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. These statements include, among others:

  statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and
  statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or with documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus is a statement of our present intention and is based on present facts and assumptions and may change at any time and without notice based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at $0.10 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We cannot ensure that our shares will be quoted on the OTC Bulletin Board. We determined this offering price, based upon the price of the last sale of our common stock to investors.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The selling shareholders named in this prospectus are offering all of the 4,552,000 shares of common stock offered through this prospectus. These shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933, by transfer from other shareholders, or for the performance of services to the Company.

The shares include the following:

1.	3,770,000 shares of our common stock that the selling shareholders acquired from us pursuant to contractual agreements as all or part of their compensation and which was exempt from registration under Regulation S of the Securities Act of 1933;

2.	782,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on June 17, 2007.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;

2.	the total number of shares that are to be offered for each;

3.	the total number of shares that will be owned by each upon completion of the offering; and

4.	the percentage owned by each upon completion of the offering.

		Total Number of
	Shares	Shares to be	Total Shares
	Beneficially	Offered for	Owned Upon	Percent Owned
	Owned Prior	Selling	Completion	Upon
	to this	Shareholders	of this	Completion of
Selling Stockholder	Offering	Account	Offering	this Offering

AE Financial Management Ltd	1,525,000	875,000	650,000	8.6%
Robert Bertrand	5,000	5,000	Nil	Nil
Bill Biles	3,000	3,000	Nil	Nil
Bruce Biles	76,000	76,000	Nil	Nil
Lorainne Biles	3,000	3,000	Nil	Nil
James Brunskill	5,000	5,000	Nil	Nil
Robert Carpenter	1,510,000	860,000	650,000	8.6%
Rudy Chin	20,000	20,000	Nil	Nil
Philip Ciz	5,000	5,000	Nil	Nil
Corporate Web Solutions	50,000	50,000	Nil	Nil
Ty Davis	5,000	5,000	Nil	Nil
East Street Holdings	10,000	10,000	Nil	Nil
Richard Fernyhough	3,000	3,000	Nil	Nil
Dave Herbers	40,000	40,000	Nil	Nil
Heidi Herbers	40,000	40,000	Nil	Nil
Evelyn Hodder	5,000	5,000	Nil	Nil
Robert Hodder	5,000	5,000	Nil	Nil
Jason Isley	10,000	10,000	Nil	Nil
Don Keen	5,000	5,000	Nil	Nil
James R. King	20,000	20,000	Nil	Nil
John King	3,000	3,000	Nil	Nil
Melanie King	3,000	3,000	Nil	Nil
Kouzelne Mesto Ltd.	1,750,000	875,000	875,000	11.6%
John Kwong	30,000	30,000	Nil	Nil
Kim Laurie	5,000	5,000	Nil	Nil
Steve Law	10,000	10,000	Nil	Nil
Craig Law	10,000	10,000	Nil	Nil
Nora Lee	10,000	10,000	Nil	Nil
Gary Li	30,000	30,000	Nil	Nil
Edward Low	65,000	65,000	Nil	Nil
Eugene Low	755,000	430,000	325,000	4.3%
Garry Mah	10,000	10,000	Nil	Nil
Patricia Mah	10,000	10,000	Nil	Nil
Willis Mah	20,000	20,000	Nil	Nil
Daniel S. Mckinney	200,000	200,000	Nil	Nil
Doug Millen	40,000	40,000	Nil	Nil
Jim Page	5,000	5,000	Nil	Nil

Shane Pierce	5,000	5,000	Nil	Nil
Robert Rosenblat	1,000,000	500,000	500,000	6.7%
Eric Saide	5,000	5,000	Nil	Nil
Katrina Saide	5,000	5,000	Nil	Nil
Garrett Senez	3,000	3,000	Nil	Nil
Gary Senez	3,000	3,000	Nil	Nil
Barry Siu	30,00	30,00	Nil	Nil
Andre Stephanian	130,000	130,000	Nil	Nil
David Vandenberg	40,000	40,000	Nil	Nil
Norma Vandenberg	20,000	20,000	Nil	Nil
Ryan Yip	10,000	10,000	Nil	Nil

Each of the above shareholders beneficially owns and has sole voting and investment over all shares or rights to the shares registered in his or her name. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 7,552,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders is a broker-dealer or affiliate of a broker dealer.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker–dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
  in the over-the-counter market;
  in transactions otherwise than on these exchanges or systems or in the over-the- counter market;
  through the writing of options, whether such options are listed on an options exchange or otherwise;
  in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  through an exchange distribution in accordance with the rules of the applicable exchange;
  in privately negotiated transactions;
  through short sales;
  through sales pursuant to Rule 144;
  in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  through a combination of any such methods of sale; and
  by any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $25,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

We currently have authorized capital of 100,000,000 shares, all shares of which are designated as common stock, par value $0.001 per share. As June 20, 2008, the Company has outstanding 7,552,000 shares of common stock. Our common stock is not listed for trading on any exchange.

Common Stock

As of June 20, 2008, there were 7,552,000 shares of our common stock issued and outstanding held by 48 stockholders of record.

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All issued and outstanding shares of our common stock are fully paid and non-assessable. The transfer agent and registrar for our common stock is Transfer Online, Inc. 317 SW Alder Street, 2nd Floor, Portland, OR 97204.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law firm of Dieterich & Mazarei LP has provided an opinion on the validity of our common stock.

DESCRIPTION OF BUSINESS

General

The Company holds an option to acquire 14 uranium mineral claims located in Huddersfield Township and Clapham Township in the province of Quebec, Canada. These claims are located approximately 60 miles northwest of Ottawa, Ontario, Canada.

There is no assurance that a commercially viable mineral deposit exists on any the mineral claims upon which we hold an option to purchase. Extensive exploration will be required before a final evaluation as to the economic and legal feasibility of the claims is determined. Economic feasibility refers to a formal evaluation completed by an engineer or geologist which confirms that the properties can be successfully operated as a mine. Legal feasibility refers to a formal survey of the claims boundaries to ensure that all discovered mineralization is contained within these boundaries.

We will be engaged in the acquisition and exploration of additional mineral properties with a view to exploit any mineral deposits we discover that demonstrate economic feasibility.

Website: www.element92resources.com.

Plan of Operation

Our plan of operation is to conduct exploration work on the claims in order to ascertain whether they possess economic quantities of uranium or other minerals. There can be no assurance that economic mineral deposits or reserves exist on the claims until appropriate exploration work is done and an economic evaluation based on such work concludes that production of minerals from the property is economically feasible. Economic feasibility refers to an evaluation completed by an engineer or geologist whereby he or she analyses whether profitable mining operations can be undertaken on the property. Mineral property exploration is generally conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration.

Uranium

Uranium is a radioactive element that occurs naturally in soil, rocks, water, plants, and animals (including human beings). In its pure form, uranium has a silvery white appearance and is the heaviest naturally occurring element, being nearly twice as dense as lead. Uranium takes many forms, but is generally found in combination with oxygen, known as an oxide. The most stable form of uranium oxide, and the form that is most commonly found in nature, is Triuranium Octoxide (U3O8).

Uranium occurs in low levels in all rock, soil, and water. Significant concentrations of uranium usually occur in substances such as phosphate rock deposits, sandstone, and minerals such as uraninite. When Uranium ore is taken out of mines, it must go through a milling process that will separate the uranium oxide from the rest of the minerals (normally of no economic value). After the milling process, the uranium ends up as a coarse, oxidized powder that is often yellow in color, commonly known as "yellowcake".

Nuclear Power

The worldwide demand for electrical energy is increasing. According to Yury A. Sokolov, Head of the Department of Nuclear Energy and Deputy Director General of the International Atomic Energy Agency, The number of nuclear power reactors around the globe is estimated to increase up to 60% by 2030.

Most energy today comes from burning fossil fuel to make electricity, run factories, power vehicles and heat homes. Fossil resources - coal, oil and natural gas - are being consumed so fast they are expected to be largely exhausted during the 21st century.

With all fossil energy, waste products are dispersed directly into the air. Much of this waste takes the form of greenhouse gases such as carbon dioxide. Each year fossil fuel waste adds 25 billion tonnes of carbon dioxide to the atmosphere. This equates to 70 million tonnes each day - or 800 tonnes a second. (Source: Education Resources Information Center, Report #EJ707079)

Like wind, hydro and solar energy – nuclear power produced by uranium can generate electricity with no carbon dioxide or other greenhouse gas emissions. The critical difference is that nuclear energy is the only proven option with the capacity to produce vastly expanded supplies of clean electricity on a global scale.

Although nuclear power plants currently cost more to build than power plants that use coal or gas, the difference is narrowing, a half-century of experience with nuclear power, together with the development of new technologies has helped to reduce construction time, extend plant lifetimes and vastly increase safety. Already, due to low per kilowatt cost of uranium and improved efficiency, nuclear plants are less expensive to operate and nuclear power is becoming increasingly competitive. (Source: World Nuclear Association (WNA) at www.world-nuclear.org/info/inf02.html (June 30, 2008))

Putting a price tag on harmful emissions of coal or gas could quickly make nuclear power the cheapest and cleanest option for meeting increased energy needs on a global scale.

Nuclear power generation began half a century ago and now generates as much global electricity as was produced by all other sources in use at the time. Some two-thirds of the world population lives in nations where nuclear power plants are an integral part of electricity production and industrial infrastructures. Half the world's people live in countries where new nuclear power reactors are planned or already under construction. (Source: (WNA): www.world-nuclear.org/why/nuctoday.html (June 30, 2008))

Today some 435 nuclear reactors produce electricity around the world. More than 15 countries rely on nuclear power for 25% or more of their electricity. In Europe and Japan, the nuclear share of electricity is over 30%. In the U.S., nuclear power creates 20% of the electricity. On the world's oceans, nuclear reactors have powered over 400 ships without harm to crews or the environment. (WNA)

Many countries use nuclear power. Among these are China, India, the United States, Russia and Japan, which together represent half of the world’s population. Other nations, such as Argentina, Brazil, Canada, Finland, South Korea, South Africa, Ukraine and several countries in Central and Eastern Europe, are acting to increase the role of nuclear power in their economies. (WNA)

Dr. Mohamed ElBaradei, IAEA Director General, in an article dated July 18, 2007, pointed out that roughly 1.6 billion people live without access to electricity, and 2.4 billion rely on traditional biomass because they have no access to modern fuels.

Dr. ElBaradei was quoted saying, “I have seen this firsthand on my visits to many countries, particularly in Africa. In some African countries the per capita electricity consumption is around 50 kilowatt-hours per year. That translates to an average availability of 6 watts - less than a normal light bulb - for each person.”

In the same article, Dr. ElBaradei noted that there are currently 437 nuclear power reactors in operation in 30 countries and that these reactors supply about 15.2% of the world’s electricity.

He stated that to date, the use of nuclear power has been concentrated in industrialized countries. In terms of new construction, however, the pattern is different; 16 of the 30 reactors now being built are in developing countries, and most of the recent expansion has been centered in Asia. China, for example, currently has four reactors under construction, and plans a more than fivefold expansion in its nuclear generating capacity over the next 15 years. India has seven reactors under construction, and plans roughly a seven-fold increase in capacity by 2022. Japan, Pakistan and the Republic of Korea also have plans to expand their nuclear power capacity.

Nuclear power provides energy independence and security of supply. France, with 60 million people, obtains 78% of its electricity from nuclear power. In Japan the figure is 30%.. Italy's 60 million people have no nuclear power and are the world's largest importers of electricity. (Source: www.iaea.org/NewsCenter/Statements/2007/ebsp2007n011.html (June 30, 2008))

The IAEA has increased its projection of world nuclear generating capacity. It now anticipates at least 60 new plants in the next 15 years, making 430 GWe (Gigawatts electricity) in place in 2020 - 130 GWe more than projected in 2000 and 16% more than actually operating in 2006. The change is based on plans and actions in a number of countries, including China, India, Russia, Finland and France, coupled with the changed outlook due to the Kyoto Protocol.

Uranium prices

The early 1990s witnessed uranium prices as low as $8 US per pound due to the flood of enriched uranium into the market after the end of the Cold War. However, the price of Uranium has now increased to $57.00 US per pound as of the date of this filing. (Source: The UX Consulting Company, LLC)

With the current upward momentum of the price for uranium remaining strong, the stock prices of uranium producers and explorers could increase. Steady gains in stock price for producers would be expected, due to higher revenues, but the real potential for growth would rest with those exploration companies that can find new economic uranium resources.

Climate Change

To analyze the effects of the rapid build-up of heat-trapping gases, world experts are cooperating though the UN's Intergovernmental Panel on Climate Change (IPCC). The dynamics of climate change are complex and subject to competing theories. But scientists agree that increased greenhouse gases are causing the Earth to capture more solar heat. For most climate scientists, man-made greenhouse gases explain why the last ten years (1996-2006) have been the warmest years in recorded history (Source: IPCC Fourth Assessment Report Chapter 1).

Many climate experts warn that the build-up of the greenhouse gases could, in the century ahead, become catastrophic. Rising sea levels, extreme temperatures, violent storms, devastating droughts and the spread of disease would destroy food production and human habitability in many regions. These experts warn that radical climate change could eventually destabilize the entire biosphere. (Source: National Geographic News, February 6, 2001)

According to the IAEA Director General, another factor driving the interest in nuclear power is that it emits almost no greenhouse gases. The complete nuclear power chain - from mining the uranium and manufacturing the fuel to constructing and operating the reactor and disposing of the waste - emits only 1–6 grams of carbon equivalent per kilowatt-hour. This is about the same negligible emission rate as wind and hydropower and many times less than coal, oil and natural gas.

Clean electricity from 'new renewables' - solar, wind, biomass and geothermal power - deserves strong support. But the collective capacity of these technologies to produce electricity in the decades ahead is limited.

Beyond producing clean electricity, the clean energy from nuclear power could be used to distill salt water on a massive scale. 'Desalination' plants would help to meet the desperate shortage of fresh water that already afflicts 2.3 billion of the world's people. In addition, the cost of nuclear desalination is considerably lower than other forms of desalination such as reverse osmosis, or multistage flash (MSF) and multieffect distillation (MED). Both involve heating seawater, using non nuclear fuels to produce steam, followed by evaporation, condensation, and, finally, pure water collection. (Source: American Nuclear Society News, April 2007)

Employees

Currently, our management team consists of two individuals: one who serves as the President and Secretary and one who serves as a Director. Over the course of the next year, we anticipate hiring up to four additional employees on a part-time or as needed basis, primarily to assist the Company to manage any required work on our claims in the Province of Quebec, Canada.

DESCRIPTION OF PROPERTY

The Company holds an option to acquire 14 uranium mineral claims located in Huddersfield Township and Clapham Township in the Province of Quebec, Canada. These claims are located 60 miles north west of Ottawa Ontario.

Please see Exhibit 99.1 for a description of the Company's claims attached to this Registration Statement

E92R MAP 1

Element92 Resources Corp. Location of Claims

2 See Map 2
H - Huddersfield Claims
C - Clapham Claims
31K8
31K7
31K1
31K2
31G14
31G13
31F16
31F15
31G12
31F9
31F10
31G5
31F8
31F7
31G4
31F6
31F1
31F2
Bouchette
Gracefield
Low
Otter Lake
Fort-Coulonge
Campbell's Bay
Bryson
Shawville
Wakefield
Perkins
Sainte-Cécile-de-Masham
Luskville
Gatineau
Ottawa
Foresters Falls
Cobden
Quyon
Constance Bay
Fitzroy Harbour
Aylmer
Braeside
Arnprior
Carp
Kanata
Renfrew
Douglas
Stittsville
Manotick
White Lake
Pakenham
Richmond
North Gower
Almonte
Munster
Calabogie
Place

E92R MAP 2

Element92 Resources Corp.

3 See Map 3 - Location: Huddersfield Claims

4 See Map 4 - Location: Clapham Claims

Jim Lake
Sandy Creek
Klukeville
Dépôt-Davidson
3
Laurentian
Otter Lake
4
Leclair
Bell Mount
Devonshire Park
Waltham
Mellon
Davidson
Fort-Coulonge
Charles-Lynch Place
Harney's Corner
Creemore
Leach Lake
Rooney
Thornby
Vinton
Greer Mount
Thorne
La Passe
Goldwin
Freshwater
Westmeath
Ryan's Corner
Litchfield
Rivière-Barry
Pleasant Valley
Westmeath Provincial Park
Dunraven
Campbell's Bay
Le Faubourg
North Clarendon
Iron Gate
Rocher Fendu
Île du Grand Calumet
Tancredia
The Glen
Morehead
Lawn
Finchley
Perretton
Beachburg
Ledgerwoods Corner
Grants Settlement

LEGAL PROCEEDINGS

Neither the Company nor any of its officers are involved in or contemplating any legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or any other market or, if traded, that a public market will materialize.

The Company intends to apply to have its capital shares listed on the over-the-counter bulletin board maintained by the National Association of Stock Dealers (NASD). We have not, at this time, made application to the NASD over-the-counter Bulletin Board. We will make such application only upon completion of this S-1 Registration Statement. We will also have to meet the other qualification requirements from NASD. However, Element92 Resources Corp. cannot make any assurance that quotations on the over-the-counter bulletin board will be approved.

Record Holders

As of June 20, 2008 there were approximately 48 holders of record of our common stock.

Rule 144 Shares

A total 4,552,000 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned shares of a company's common stock for at least six months, provided that the company has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum of 90 days, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 70,520 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Non-affiliates who have beneficially owned shares, for a period of at least six months, of a company that has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum ninety (90) days are not subject to the “volume limitations” set under rule 144(e).

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Non-affiliates who have beneficially owned shares for a period of a year or longer are not subject to the currency of information requirements.

As of the date of this prospectus, persons who are our affiliates hold 1,075,000 shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

While there are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends, we have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information:

No options have been granted under an Equity Compensation Plan or any other similar plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PLAN OF OPERATIONS

The Company will continue to manage its operations and cash resources in a manner consistent with its expectation that it will be able to satisfy cash requirements through fiscal 2008. The main operating costs for the Company include:

1.	Scheduled and Contracted Payment of $15,000.00 to Robert Rosenblat to fulfill second year terms of Mining Claims Option Agreement, paid as of April 1, 2008.

2.	Required work program on Claims – minimum expenditure $17,500.00.

Our plan of operation for the twelve months following the date of this prospectus is to complete an exploration program on the optioned mining claims consisting of grid emplacement, concentrated geological mapping and sampling and geophysical surveys. We estimate that the cost of this program, which we will conduct in phases, will be approximately $20,000. This expenditure will slightly exceed the required work program pursuant to our claims option agreement.

There are no significant capital equipment purchases expected during the next 12 months. over and above planned requirements as currently comprised within the Company's business plan. The Company currently plans to add 2 part time or as needed employees to manage a short term work program on the claims, subject, however, to the Company's cash resources and operational requirements at the relevant time.

The Company may consider an additional equity offering within the next 12 months. In such case, the use of proceeds would center on the acceleration of work on the claims.

We are actively seeking a Joint Venture partner to assist is to explore and develop our claims.

Results Of Operations For The Period From Inception Through March 31, 2007

We have not earned any revenues from the time of our incorporation on September 1, 2005 to March 31, 2007. We do not anticipate earning revenues unless we enter into commercial production on the optioned claims, which is doubtful. We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on any of the claims, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $63,333 for the period from our inception on September 1, 2005 to March 31, 2007. These operating expenses were comprised of mineral property acquisition costs of $60,000, legal and accounting fees of $41, bank and interest charges of nil, shareholder information nil, organizational costs of $2,916 and office and sundry fees of nil.

Results Of Operations For The Period From April 1, 2007 Through March 31, 2008.

We incurred operating expenses in the amount of $ 60,504 for the period from March 31, 2007. to March 31, 2008. These operating expenses were comprised of mineral property acquisition costs of $2,000, legal and accounting fees of $21,635, bank and interest charges of $40, shareholder information $157, organizational costs of $36,584 and office and sundry fees of $88.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes to or disagreements with our certifying accountant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name of Director or			Date of Position
Executive Officer	Age	Current Position and Office	& Term of Office

			February 28, 2007
Geoffrey Armstrong	65	President, Secretary and Director	Term: one year

			March 30, 2007
Daniel S. Mckinney	45	Director	Term: one year

GEOFF ARMSTRONG, President

Element92 Resources Corp., a uranium exploration and mining company since February, 2007. E92R was incorporated in the State of Wyoming on September 1, 2005. President of Kouzelne Mesto Ltd., a private company incorporated in the Czech Republic on April 6, 1994. Kouzelne Mesto Ltd. was organized in order to prepare and assist with the preparation of internal corporate documents for companies worldwide and to prepare and assist with the preparation of promotional materials for companies including text and photographs. Corporate Secretary of Asia Properties, Inc., (ASPZ.PK) since March, 2003 and Hertz Controller Technologies Corporation, a private company, since February 2, 2007. Duties on behalf of Asia Properties and Hertz Controller include the preparation and assistance with the preparation of internal corporate documents, preparation and assistance with the preparation of state and federal filings, corporate communications, liaison with securities attorneys and auditors and supervising state and SEC filing procedures. Freelance business writer since 1990.

DANIEL S. MCKINNEY, Director

Mr. McKinney, is based in Asia and grew up in Hong Kong. He is an entrepreneur and investment banker who has established numerous businesses over the last two decades. Mr. Mckinney has had extensive experience in mining ventures in both precious metals and gemstone mining. In the mid 80’s he led the financing and discovery of a significant gold deposit located in Chon Buri, Thailand. In 1986, he became a significant shareholder in a producing emerald mine located in Santa Terrazina, Brazil. Mr. Mckinney has invested in numerous mining ventures and geological explorations in Burma, Thailand, Columbia, China, several African countries and Mongolia.

From April, 1981 until October, 1999, Mr. Mckinney founded and worked to establish Mckinney International, a Hong Kong based company engaged in cutting gemstones and supplying the world markets. From March 1982 to September 1985 he founded and developed the Hong Kong Gem & Jewelry show, a world wide gathering of gem dealers and jewelry manufacturers. From April 1984 to November 1987 he served on the board as a Director and worked to establish Wynmere (Thailand) Ltd., a direct selling jewelry company that included over 1,000 representatives with its manufacturing in Bangkok and gemstone sourcing in Hong Kong. In 1989, he established Coldway Ltd., an investment banking firm. He served as a Director from October 1989 to February 2005. In January 1994, Mr. McKinney founded Cement Services, Ltd., and served as a Director until June 2004. Cement Services, Ltd. is a construction company, based in Bangkok. From September 1999 to August 2001 Mr. Mckinney served as a board member of Sunflower (USA) Ltd., as a Director. Sunflower is a public company with an industrial facility in China manufacturing copper pipes. In April 2003, Mr. Mckinney joined the board as a Director of Entellium Corporation, a software CRM company he helped restructure and launch into the North American market. He served on the board of Entellium until October 2003. He currently serves as the president of Asia Properties, Inc., a Bangkok based public real estate company that he founded in April 1998. Asia Properties, Inc. has been trading on the OTC Pink Sheets since January 1999. Mr. Mckinney is the owner of the Millennium Sapphire, the world’s largest sapphire. See the Guinness Book of Records and also the Millennium Sapphire website: www.MillenniumSapphire.com. Mr. Mckinney graduated from Hong Kong International School in 1979 and studied Chemistry and Biology at Houston Baptist University from 1979 to 1981. Mr. Mckinney speaks Cantonese, Thai, some Portuguese, and Malay.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

President: The Company entered into an Executive Services Agreement with Geoffrey Armstrong setting forth the provision of services by Mr. Armstrong in his capacity as President, Secretary and Director. The term of the Agreement commenced on February 28, 2007 and continues until February 27, 2012 or until terminated by either party, and obligates the Company to pay Mr. Armstrong an annual base salary of $12,000.

Director: The Company entered into a Management Services Agreement with Daniel Mckinney setting forth the provision of services by Mr. Mckinney his capacity as Director. The term of the Agreement commenced on March 30, 2007 and continues until April 1, 2010 or until terminated by either party, and obligated the Company to grant Mr. McKinney 200,000 restricted common shares upon execution of the Agreement.

Accountant and Bookkeeper: The Company entered into a Bookkeeping Consulting Agreement with Edward Low. The term of the Agreement commenced on March 10, 2007 and continues until March 9, 2010 or until terminated by either party, and obligated the Company to grant Mr. Low 50,000 restricted common shares upon execution of the Agreement.

Computer and Internet Consultant: The Company entered into a Computer and Internet Consulting Agreement with Robert Carpenter The term of the Agreement commenced on March 30, 2007 and continues until April 1, 2010 or until terminated by either party, and obligated the Company to grant Mr. Carpenter 500,000 restricted common shares upon execution of the Agreement.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to or accrued, during the fiscal years ended March 31, 2007, and 2008 to the Company’s highest paid executive officers. No salaries were paid prior to 2007. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

Summary Compensation Table
Name and Position	YEAR	Annual Comp. Salary	Annual Comp. Bonus	Other Annual Comp.	Comp. Rest. Stock	Long Term Comp. Options		All Other (1)
							LTIP Payouts

		($)	($)

	2007	NIL	NIL	10,000	1,750,000	NIL	NIL	NIL
Geoff Armstrong
President,	2008	NIL	NIL	$4,000	NIl	NIL	NIL	NIL
Secretary, Director	to Date

	2007	NIL	NIL	NIL	200,000	NIL	NIL	NIL
Daniel S. Mckinney
Director	2008	NIL	NIL	NIL	NIL	NIL	NIL	NIL
	to Date

(1) All other compensation includes health insurance and life insurance plans or benefits, car allowances, etc. The Company may omit information regarding group life, health, hospitalization, medical reimbursement or relocation plans that do not discriminate in scope, terms or operation, in favor of executive officers of directors of the registrant and that are available generally to all salaried employees.

LTIP: "Long-Term Incentive Plan" means any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure, but excluding restricted stock, stock option and Stock Appreciation Rights (SAR) plans

To date, no options to purchase shares of the Company’s common stock have been granted.

Additional Compensation of Directors

We have no official plan or policy for compensating directors with stock options or stock awards. Other than pursuant to current salaries for their executive positions with the Company, if applicable, no other directors are currently compensated by the Company in consideration of their service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 of the Company’s outstanding common stock as of June 20, 2008 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. The figures are based on a total of 7,552,000 common shares as of June 20, 2008.

	ACTUAL AMOUNT OF SHARES OWNED	ACTUAL PERCENT OF SHARES OWNED
IDENTITY OF PERSON OR GROUP
			CLASS

Kouzelne Mesto Ltd. (1) 27/93 Sokolovska Prague, Czech Republic 186 00

	1,750,000	23.17%	Common

Robert Rosenblat (2) Apt #6 - 5505 Oak St Vancouver, BC Canada. V6M 2V5
	1,000,000	13.2%	Common

Robert Carpenter #27 - 7428 Southwynde Ave, Burnaby, BC, Canada, V3N 0A1

	1,510,000	20%	Common

Daniel S. Mckinney (3) 114 Magnolia St Ste 400-115 Bellingham, WA 98225
	200,000	2.65%	Common

AE Financial Management Ltd. (4) 2730 E 54th Ave, Vancouver, British Columbia, Canada, V5S 1X8
	1,525,000	20.2%	Common

Eugene Low (5) 2730 E 54th Ave, Vancouver, British Columbia, Canada, V5S 1X8
	755,000	9.99%	Common

Officers and Directors as a Group (two persons)
	1,950,000	25.82%	Common

Beneficial Ownership of Securities: Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through any means including the exercise of any option, warrant or conversion of a security.

(1)	Kouzelne Mesto Ltd., was incorporated in the Czech Republic in April, 1994 and is 100% owned by Geoffrey Armstrong, the President, Secretary and sole Director of the Company.

(2)	Consists of shares issued pursuant to an Option to Acquire Mineral Claims Agreement.

(3)	Daniel S. Mckinney is a Director of the Company.

(4)	AE Financial Management Ltd. is a company incorporated in Canada and is owned 100% by Edward Low, the Company’s bookkeeper. Edward Low, as an individual, directly owns 65,000 shares of the Company’s common stock.

(5)	Eugene Low is the adult brother of Edward Low and was an employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

*	Any of our directors or officers;

*	Any person proposed as a nominee for election as a director;

*	Our promoter(s) Mr. Armstrong and Mr. Mckinney;

*	Any member of the immediate family of any of the foregoing persons.

By virtue of the Option Agreement to Acquire Claims between the Company and Robert Rosenblat dated March 30, 2007 Robert Rosenblat, Mr. Rosenblat will beneficially own more than 10% of the voting rights attached to our outstanding shares of common stock, if the Agreement is fully consummated, and will at that time be an affiliate of the Company. However, as of the date of the execution of the Agreement, March 30, 2007, Mr. Rosenblat held no shares or any other interest in the Company and the Agreement to acquire the claims was made at arms length.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the Wyoming Business Corporation Act, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$17.89
Transfer Agent fees	$2,000
Accounting and auditing fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,017.89

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the registrant unless such court also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The registrant’s Articles of Incorporation also eliminates the liability of directors of the registrant for monetary damages to the fullest extent permissible under Wyoming law. Title 17, Chapter 16 of the Wyoming Business Corporation Act states:

17-16-851. Authority to indemnify.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (i) He conducted himself in good faith; and (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v). (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section. (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section. (d) Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section: (i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or (ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

17-16-852. Mandatory indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

17-16-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation: (i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and (ii) His written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in W.S. 17-16-851. (b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment. (c) Authorizations under this section shall be made: (i) By the board of directors:

(A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or (B) If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or (ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

17-16-854. Court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall: (i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852; (ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or (iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or (B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S. 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. (b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

17-16-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851. (b) The determination shall be made: (i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; (ii) Repealed By Laws 1997, ch. 190,(iii) By special legal counsel:

(A)	Selected in the manner prescribed in paragraph (i) of this subsection; or

(B)	If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or (iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. (c) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

17-16-856. Officers.

(a) A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) To the same extent as a director; and (ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) Liability arising out of conduct that constitutes: (I) Receipt by him of a financial benefit to which he is not entitled; (II) An intentional infliction of harm on the corporation or the shareholders; or (III) An intentional violation of criminal law. (iii) A corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract. (b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

17-16-857. Insurance.

A corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under this subarticle.

17-16-858. Variation by corporate action; application of subarticle.

(a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with W.S. 17-16-851 or advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in W.S. 17-16-853(c) and 17-16-855(c). Any provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with W.S. 17-16-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise. (b) Any provision pursuant to subsection (a) of this section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders of a predecessor of the corporation in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by W.S. 17-16-1106(a)(iii). (c) A corporation may, by provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this subarticle. (d) This subarticle does not limit a corporation's power to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness in a proceeding at a time when he is not a party. (e) This subarticle does not limit a corporation's power to indemnify, advance expenses to or provide or maintain insurance on behalf of an employee or agent.

RECENT SALES OF UNREGISTERED SECURITIES.

The following summarizes all sales of unregistered securities by Element92 Resources Corp. and its predecessor Ace Lock & Security, Inc. since inception on September 1, 2005.

No options have been granted at this time.

On March 30, 2005, the Company's predecessor, Ace Lock and Security, issued 5,000 shares of its common stock at a price of $0.10 per share to its sole Director, Mr. Keith Vogt, for services. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 28, 2007, Mr. Vogt transferred all 5,000 shares of his common stock at a price of $0.10 per share to Kouzelne Mesto Ltd., a company legally incorporated in the Czech Republic on

April 6, 1994 and owned as to 100% by Geoffrey Armstrong, an officer of the Company. These shares were transferred in accordance with Section 4(2) of the Securities Act of 1933.

On March 6, 2007 the name of the Company was changed to Element92 Resources Corp. and the Company initiated a forward-split of the authorized and Issued shares of the Company in the ratio of 1,000 post-split shares for each 1 pre-split share. Upon completion of the forward-split, Kouzelne Mesto Ltd. was the sole shareholder and held a total of 5,000,000 post-split common shares.

On March 7, 2007, Kouzelne Mesto Ltd. transferred a total of 3,250,000 restricted shares of its common stock to the following for long term and extensive services to the Company on behalf of Kouzelne Mesto Ltd. These shares were transferred in accordance with Regulation S of the Securities Act of 1933:

  Robert Carpenter: 1,000,000 restricted common shares;
  AE Financial Management Ltd.: 1,500,000 restricted common shares;
  Eugene Low: 750,000 restricted common shares

On March 10, 2007 the Company issued 500,000 restricted shares of its common stock at an agreed upon price of $0.10 per share to Robert Carpenter, a permanent resident of British Columbia, Canada, for ongoing website development and maintenance services to the Company. These shares were issued in accordance with Regulation S of the Securities Act of 1933.

On March 10, 2007 the Company issued 50,000 restricted shares of its common stock at an agreed upon price of $0.10 per share to Edward Low, a permanent resident of British Columbia, Canada, for ongoing bookkeeping services to the Company. These shares were issued in accordance with Regulation S of the Securities Act of 1933.

On March 30, 2007, the Company issued 500,000 restricted shares of its common stock to Robert Rosenblat at a deemed price of $0.10 per shares pursuant to an Option Agreement to Acquire Uranium Claims, owned by Mr. Rosenblat. This issuance was the first of three issuances, which will total 1,500,000 shares if the Option Agreement to Acquire Uranium Claims is fully completed. Robert Rosenblat is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On April 1, 2007 the Company issued 20,000 restricted shares of its common stock to James R. King at a deemed price of $0.10 per shares for services rendered to the Company, which services included introductory services to Mr. Rosenblat, ongoing advice to the Company respecting uranium mining, assistance with the Company’s informational materials and maintenance of it commitments to the tax authorities in the Province of Quebec, Canada where its mining claims are located. James R. King is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On April 5, 2007, the Company issued 5,000 restricted shares of its common stock to Eugene Low. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Eugene Low is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On April 9, 2007, the Company issued 10,000 restricted shares of its common stock to East Street Holdings and 15,000 restricted shares of its common stock were issued to Edward Low. The shares were purchased at a price of $0.10 per share pursuant to Subscription Agreements. East Street Holdings is a company incorporated pursuant to the laws of the Province of British

Columbia, Canada and Edward Low is a resident of British Columbia, Canada. All shares were issued in accordance with Regulation S of the Securities Act of 1933.

On April 10, 2007, the Company issued 30,000 restricted shares of its common stock to John Kwong. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. John Kwong is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 1, 2007 the Company issued 200,000 restricted shares of its common stock to Daniel S. Mckinney at a deemed price of $0.10 per shares. The shares were issued pursuant to the execution of an Executive Services Agreement between the Corporation and Mr. Mckinney dated May 1, 2007 and the shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On May 5, 2007, the Company issued 30,000 restricted shares of its common stock to Gary Li. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Gary Li is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 7, 2007, the Company issued 10,000 restricted shares of its common stock to Patricia Mah. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Patricia Mah is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 8, 2007 the Company issued 25,000 restricted shares of its common stock to AE Financial Management Ltd. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. AE Financial Management Ltd. is a company incorporated pursuant to the laws of the Province of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 10, 2007, the Company issued 3,000 restricted shares of its common stock to Melanie King. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Melanie King is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 11, 2007, the Company issued 3,000 restricted shares of its common stock to Bill Biles, 3,000 restricted common shares to Melanie Biles, 3,000 restricted common shares to John King and 10,000 restricted common shares to Nora Lee. All such shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and all subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 16, 2007, the Company issued 30,000 restricted shares of its common stock to Barry Siu. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Barry Siu is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 19, 2007, the Company issued 10,000 restricted shares of its common stock to Ryan Yip. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Ryan Yip is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 21, 2007, the Company issued 10,000 restricted shares of its common stock to Craig Law, 3,000 restricted common shares to Gary Senez, and 3,000 restricted common shares to Richard Fernyhough. All shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and all subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 22, 2007, the Company issued 3,000 restricted shares of its common stock to Garrett Senez and 10,000 restricted common shares to Steven Law. All shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and both subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 23, 2007, the Company issued 5,000 restricted shares of its common stock to Donald Keen. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Donald Keen is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 24, 2007, the Company issued a total of 44,000 restricted shares of its common stock to nine individuals as follows in the amounts set opposite their names:

David Vandenberg	4,000 restricted common shares
Eric Saide	5,000 restricted common shares
Katrina Saide	5,000 restricted common shares
James Brunskill	5,000 restricted common shares
Jim Page	5,000 restricted common shares
Kim Laurie	5,000 restricted common shares
Robert Carpenter	5,000 restricted common shares
Shane Pierce	5,000 restricted common shares
Ty Davis	5,000 restricted common shares

All noted shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and all subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 28, 2007, the Company issued 76,000 restricted shares of its common stock to Bruce Biles. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Bruce Biles is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On May 29, 2007, the Company issued 20,000 restricted shares of its common stock to Norma Vandenberg and 5,000 restricted common shares to Robert Bertrand. All shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and both subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 2, 2007, the Company issued 10,000 restricted shares of its common stock to Jason Isley. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Jason Isley is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 8, 2007 the Company issued 50,000 restricted shares of its common stock to Corporate Web Solutions. The shares were purchased at a price of $0.10 per share pursuant to a

Subscription Agreement. Corporate Web Solutions is a company incorporated pursuant to the laws of the Province of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 11, 2007, the Company issued 20,000 restricted shares of its common stock to Rudy Chin and 40,000 restricted common shares to Doug Millen. All shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and both subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 12, 2007, the Company issued 10,000 restricted shares of its common stock to Garry Mah and 20,000 restricted common shares to Willis Mah. All shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement and both subscribers are residents of British Columbia, Canada. The shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 13, 2007, the Company issued 40,000 restricted shares of its common stock to Dave Herbers. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Dave Herbers is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 14, 2007, the Company issued 40,000 restricted shares of its common stock to Heidi Herbers. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Heidi Herbers is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 16, 2007, the Company issued 5,000 restricted shares of its common stock to Philip Ciz. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Philip Ciz is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On June 17, 2007, the Company issued 130,000 restricted shares of its common stock to Andre Stephanian. The shares were purchased at a price of $0.10 per share pursuant to a Subscription Agreement. Andre Stephanian is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

On April 1, 2008, the Company issued 500,000 restricted shares of its common stock to Robert Rosenblat at a deemed price of $0.10 per shares pursuant to an Option Agreement to Acquire Uranium Claims, owned by Mr. Rosenblat. This issuance was the second of three issuances, which will total 1,500,000 shares if the Option Agreement to Acquire Uranium Claims is fully completed. Robert Rosenblat is a resident of British Columbia, Canada and the shares were issued in accordance with Regulation S of the Securities Act of 1933.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Element92 Resources Corp. believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and/or Regulation S promulgated thereunder. Each of the above-referenced subscribers were acquiring the shares for investment and not distribution and acknowledged that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent transfer of the securities not made in accordance with the provisions of Regulation S.

INDEX TO FINANCIAL STATEMENTS

1.	Report of Independent Registered Public Accounting Firm;

2.	Audited financial statements for the period ending March 31, 2007 and for the period ending March 31, 2008 including:

	a.	Balance Sheet;

	b.	Statement of Operation;

	c.	Statement of Stockholders’ Equity;

	d.	Statement of Cash Flows;

	e.	Notes to Financial Statements

PAULA S. MORELLI, CPA P.C. 21 MARTHA STREET FREEPORT, NY 11520 (516) 378-4258 REPORT OF INDEPENDENT AUDITOR

To the Audit Committee of the Board of Directors
and Stockholders Element92 Resources Corp.

I have audited the accompanying balance sheet of Element92 Resources Corp. (the Company") as of March 31, 2008 and 2007 and the related statements of operations, stockholders' equity, and cash flows for the years then ended as well as for the period September 1,2005 (inception date) to March 31,2008. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public CompanyAccounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element92 Resources Corp. as of March 30,2008 and 2007 and the results of their operations and cash flows for the period September 1, 2005 (inception date) to March 31, 2008 in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Freeport, New York July 8, 2008

ELEMENT92 RESOURCES CORP.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

(AUDITED) MARCH 31, 2008

ELEMENT92 RESOURCES CORP.

ELEMENT92 RESOURCES CORP.
(An Exploration Stage Company)
BALANCE SHEETS
(AUDITED)

	Mar. 31,	Mar. 31,
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$56,013	$150
Prepaid expenses	-	9,167

	56,013	9,317

	$56,013	$9,317

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$5,000	$10,000
Due to related parties (Note 7)	14,150	2,150

	19,150	12,150
SHAREHOLDERS' EQUITY

Common stock
Authorized: 100,000,000 shares, par value $0.001;
Issued and outstanding: 7,052,000 and 6,050,000 respectively	2,507	1,505

Additional paid-in capital	158,193	58,995

Deficit accumulated during the exploration stage	(123,837)	(63,333)

	36,863	(2,833)

	$56,013	$9,317

	-	-

Approved By The Board:

"Geoff Armstrong"	"Daniel Mckinney"
Director	Director

ELEMENT92 RESOURCES CORP.

(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

     FOR THE YEARS ENDED MARCH 31, 2008 AND 2007 AND

FOR THE PERIOD SEPTEMBER 1, 2005 (DATE OF INCEPTION) TO MARCH 31, 2008

(AUDITED)

			September 1,
			2005 (Date of
	For the Years Ended		Inception) to
	Mar. 31, 2008	Mar. 31, 2007	Mar. 31, 2008

Administrative Expenses
Bank charges and interest	$40	$-	$40
Consulting	36,584	2,416	39,500
Mineral property interests	2,000	60,000	62,000
Office expenses	88	-	88
Professional fees	21,635	417	22,052
Shareholder information	157	-	157

	60,504	62,833	123,837

Loss for the Year	60,504	62,833	123,837

Deficit, beginning of year	63,333	500	-

Deficit, end of year	123,837	63,333	$123,837

Basic and diluted loss per share	$0.01	$0.01

Weighted average number of shares
issued and outstanding - basic and diluted	6,908,164	5,000,000

ELEMENT92 RESOURCES CORP.

(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED MARCH 31, 2008 AND 2007 AND FOR THE

PERIOD SEPTEMBER 1, 2005 (DATE OF INCEPTION) TO MARCH 31, 2008

(AUDITED)

			September 1,
			2005 (Date of
	For the Years Ended		Inception) to
	Mar. 31, 2008	Mar. 31, 2007	Mar. 31, 2008

Cash flows from (used in) operating activities
Loss for the period	$(60,504)	$(62,833)	$(123,837)
Amounts not affecting cash	29,167	2,833	32,500
Adjustments to reconcile net loss to net cash used in
operating activities:
Impairment of mineral property costs	2,000	60,000	62,000
(Increase) decrease in accounts payable and
accrued liablilities	(5,000)	-	(5,000)
(Increase) decrease in prepaid expenses	-	-	-

Net cash used in operating activities	(34,337)	-	(34,337)

Cash flows from financing activities
Advances from related party	12,000	150	12,150
Shares issued for cash	78,200	-	78,200

Net cash provided by financing activities	90,200	150	90,350

Increase (decrease) in cash and cash equivalents	55,863	150	56,013

Cash and cash equivalents, beginning of period	150	-	-

Cash and cash equivalents, end of period	$56,013	$150	$56,013

ELEMENT92 RESOURCES CORP.
(An Exploration Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD SEPTEMBER 1, 2005 (DATE OF INCEPTION) TO
MARCH 31, 2008
(AUDITED)

					Deficit
	Number			Additional	During the
	of			Paid-In	Exploration
	Shares	Par Value		Capital	Stage	Total

Balance, September 1, 2005	-	$-	$	-	$-	$-

Issued for cash at $0.001	5,000	5		495	-	500
Stock-split (1,000 for 1)	4,995,000	-		-	-	-
Net loss for the year	-	-		-	(500)	(500)

Balance, March 31, 2006	5,000,000	5		495	(500)	-

Issued for services @ $0.001	500,000	500		4,500	-	5,000
Issued for services @ $0.10	50,000	500		4,500		5,000
Issued for mineral interest @ $0.001	500,000	500		49,500	-	50,000
Net loss for the year	-	-		-	(62,833)	(62,833)

Balance, March 31, 2007	6,050,000	1,505		58,995	(63,333)	(2,833)

Issued for cash at $0.10	782,000	782		77,418	-	78,200
Issued for services @ $0.10	200,000	200		19,800	-	20,000
Issued for mineral interest @ $0.001	20,000	20		1,980	-	2,000
Net loss for the year	-	-		-	(43,504)	(43,504)

Balance, March 31, 2008	7,052,000	$2,507	$	158,193	$(106,837)	$53,863

     ELEMENT92 RESOURCES CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008

1.	NATURE OF OPERATIONS AND GOING CONCERN

The Company was incorporated on September 1, 2005 in the State of Wyoming under the name Ace Lock & Security, Inc. and on March 3, 2007 changed its name to Element92 Resources Corp. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims.

The Company’s major activities are the acquisition and exploration of mineral interests and the production therefrom. The recoverability of amounts shown for mineral interests and their related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves. The Company does not generate sufficient cash flow from operations to adequately fund its exploration activities, and has therefore relied principally upon the issuance of securities for financing. The Company intends to continue relying upon the issuance of securities to finance its operations and exploration activities to the extent such instruments are issuable under terms acceptable to the Company.

The Company’s financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations.

As at March 31, 2008, the Company has a working capital of $36,863 and has incurred losses totaling $123,837. If future financing is unavailable, the Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates. The Company plans to improve its financial condition by obtaining new financing.

2.	SIGNIFICANT ACCOUNTING POLICIES

	a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company’s fiscal year-end is March 31.

	b)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period.

     ELEMENT92 RESOURCES CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008

The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d) Financial Instruments

The fair values of financial instruments, which include cash, accounts payable and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company is not exposed to significant interest rate, currency exchange rate or credit risk arising from these financial instruments.

e) Mineral Property Costs

The Company is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

f)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average

     ELEMENT92 RESOURCES CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Shares underlying these securities totaled 7,052,000 as at March 31, 2008 (6,050,000 as at March 31, 2007).

3.	MINERAL INTERESTS

On March 30, 2007, the Company was granted an option to acquire a 100% interest in mineral claims located in the Huddersfield Township and Clapham Township, in the Province of Quebec, Canada. Under the terms of the option agreement, the Company must make cash payments of US$45,000 in various stages as follows: US$10,000 on execution of option agreement (paid), US$15,000 on or before April 30, 2008; and US$20,000 on or before April 30, 2009. The Company must also issue 1,500,000 shares in various stages as follows: 500,000 common shares upon execution of option agreement (issued), 500,000 common shares on or before April 30, 2008; and 500,000 common shares on or before April 30, 2009. The Company must incur exploration expenditures of not less than US$17,500 or SU$1,250 per claim on or before April 30, 2008, and not less than US$21,000 on or before April 30, 2009. Exploration expenditures incurred any date in excess of the minimum required to be incurred by such date to maintain the Option interest, shall carry forward to the following period. If any of the minimum exploration expenditures have not been incurred for the immediately preceding year, the Company may maintain its interest in the claims by paying the deficiency in cash to the Optionor within two months of the close of the period in which the deficiency occurred, and such payment shall be deemed to be exploration expenditures incurred by the Company for the purposes of the option agreement.

4.	COMMON STOCK

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. All shares have equal voting rights and have one vote per share. Voting are rights are not cumulative and, therefore, the holders of more than 50% of the common stock, if they choose to do so, elect all of the directors of the Company.

During the year ended March 31, 2006, the Company issued 5,000 shares for cash proceeds of $5. The shares were subsequently split 1,000 for 1, thereby at March 31, 2006 the Company had 5,000,000 shares of common stock outstanding.

During the year ended March 31, 2007, the Company issued 500,000 shares for consulting services at a deemed price of $0.01 per share for total consideration of $5,000. The

     ELEMENT92 RESOURCES CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008

Company issued 50,000 shares for accounting services at a deemed price of $0.10 per share, for total consideration of $5,000. As well, the Company issued 500,000 shares at a deemed price of $0.10 per share for property acquisition.

During the year ended March 31, 2008, the Company raised $78,200 from the sale of shares at $0.10 per share, a total of 782,000 shares were issued. The Company issued 200,000 shares at a deemed price of $0.10 per share for consulting fees. The Company issued 20,000 shares at a deemed price of $0.10 per share for referral fee with regards to the Quebec property option.

As at March 31, 2008, the Company has not granted any incentive stock options.

5.	INCOME TAXES

A. Income Tax Provision

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% (2007 – 34%) to income before income taxes.

			September 1,
			2005 (Date of
	For the Years Ended		Inception) to
	Mar. 31, 2008	Mar. 31, 2007	Mar. 31, 2008

Net operating loss	$60,504	$62,833	$123,837

Increase in valuation allowance	(60,504)	(62,833)	(123,837)

Net deffered tax asset	$-	$-	$-

     ELEMENT92 RESOURCES CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2008

5.	INCOME TAXES (continued)

B. Significant components of the Company’s deferred income tax assets are as follows:

			September 1,
			2005 (Date of
	For the Years Ended		Inception) to
	Mar. 31, 2008	Mar. 31, 2007	Mar. 31, 2008

Operating loss carried forward	$63,333	$500	$-
Operating loss for the period	60,504	62,833	123,837

	123,837	63,333	123,837
Statutory tax rate	34%	34%	34%

Net deferred tax asset	-	-	-

Valuation allowance	(123,837)	(63,333)	(123,837)

C. The Company has incurred operating losses of $123,837 which, if unutilized, will expire through to 2028. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

Income Tax Operating Losses Carried Forward

Amount	Expiration Date

$500	2026
62,833	2027
60,504	2028

$123,837

6.	DUE TO RELATED PARTY

As at March 31, 2008, the Company was indebted to a director of the Company in the amount of $14,150. The amount due is non-interest bearing, unsecured and due on demand.

7.	SUBSEQUENT EVENTS

On April 1, 2008, the Company made the second payment on the Quebec property option of $15,000 and issued a further 500,000 shares.

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

3.1	Certificate of Incorporation filed with State of Wyoming, September 1, 2005.

3.2	Bylaws

3.3	Articles of Amendment to Articles of Incorporation of Registrant respecting Name Change and Increase in Authorized Capital filed with the State of Wyoming March 3, 2007.

5.1	Opinion of Legal Counsel, Dieterich & Mazarei, LP

10.1	Executive Services Agreement between G. Armstrong through his company Kouzelne Mesto Ltd., and the Registrant dated February 28, 2007.

10.2	Computer and Internet Consultant Services Agreement between the Registrant and Robert Carpenter February 28, 2007.

10.3	Bookkeeping Consultant Services Agreement between the Registrant and Edward Low, dated February 28, 2007.

10.4	Management Services Agreement between Daniel S. Mckinney and the Registrant dated March 31, 2007.

10.5	Form of Element92 Resource Corp. Regulation S Subscription Agreement.

10.6	Option Agreement to Acquire Claims between of Element92 Resource Corp. and Robert Rosenblat dated March 30, 2007.

14	Code of Ethics dated May 2, 2007

23.1	Consent of Dieterich & Mazarei, LP (Legal Counsel) (included in opinion listed as Exhibit 5.1)

23.2	Consent of Paula S. Morelli CPA P.C. Certified Public Accountant.

99.1	List of Claims Subject to the Company’s Option

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii) any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(iv) any other communication that is an offer in the offering made by us to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of Prague, Czech Republic on July 7, 2008

Element92 Resources Corp.

President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE

CAPACITY IN WHICH SIGNED

DATE

Geoffrey Armstrong	President, Chief Executive Officer,	July 7, 2008
Secretary, Treasurer, Principal
Accounting Officer,
Principal Financial Officer and Director

Daniel S. Mckinney

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